PUTNAM MORTGAGE RECOVERY FUND

(PORTIONS OF THE BYLAWS RELATING TO SHAREHOLDERS' RIGHTS)

ARTICLE 9

Issuance of Shares and Share Certificates

9.1. Sale of Shares. Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time, full and fractional shares of its shares of beneficial interest, such shares to be issued and sold at a price of not less than the par value per share, if any, and not less than the net asset value per share as from time to time determined in accordance with the Declaration of Trust and these Bylaws and, in the case of fractional shares, at a proportionate reduction in such price. In the case of shares sold for securities, such securities shall be valued in accordance with the provisions for determining the value of the assets of the Trust as stated in the Declaration of Trust and these Bylaws. The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this Section 9.1.

9.2. Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates. In that event, each shareholder shall be entitled to a certificate stating the number of shares owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer. Such signatures may be facsimile if the certificate is signed by a transfer agent or by a registrar. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

9.3. Loss of Certificates. The transfer agent of the Trust, with the approval of any two officers of the Trust, is authorized to issue and countersign replacement certificates for the shares of the Trust which have been lost, stolen or destroyed upon (i) receipt of an affidavit or affidavits of loss or non-receipt and of an indemnity agreement executed by the registered holder or his legal representative and supported by an open penalty surety bond, said agreement and said bond in all cases to be in form and content satisfactory to and approved by the President or the Treasurer, or (ii) receipt of such other documents as may be approved by the Trustees.

9.4. Issuance of New Certificate to Pledgee. A pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder and entitled to vote thereon.

9.5. Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10

Provisions Relating to the Conduct of the Trust’s Business

10.1. Certain Definitions. When used herein the following words shall have the following meanings: “Distributor” shall mean any one or more corporations, firms or associations which have distributor’s or principal underwriter’s contracts in effect with the Trust. “Manager” shall mean any corporation, firm or association which may at the time have an advisory or management contract with the Trust.

10.2. Limitations on Dealings with Officers or Trustees. The Trust will not lend any of its assets to the Distributor or Manager or to any officer or director of the Distributor or Manager or any officer or Trustee of the Trust, and shall not permit any officer or Trustee of the Trust or any officer or director of the Distributor or Manager to deal for or on behalf of the Trust with himself or herself as principal or agent, or with any partnership, association or corporation in which he or she has a financial interest; provided that the foregoing provisions shall not prevent (a) officers and Trustees of the Trust or officers and directors of the Distributor or Manager from buying, holding or selling shares in the Trust or from being partners, officers or directors or otherwise financially interested in the Distributor or the Manager; (b) purchases or sales of securities or other property if such transaction is permitted by or is exempt or exempted from the provisions of the Investment Company Act of 1940 or any Rule or Regulation thereunder and if such transaction does not involve any commission or profit to any security dealer who is, or one or more of whose partners, shareholders, officers or directors is, an officer or Trustee of the Trust or an officer or director of the Distributor or Manager ; (c) employment of legal counsel, registrar, transfer agent, shareholder servicing agent, dividend disbursing agent or custodian who is, or has a partner, shareholder, officer or director who is, an officer or Trustee of the Trust or an officer or director of the Distributor or Manager; (d) sharing statistical, research, legal and management expenses and office hire and expenses with any other investment company in which an officer or Trustee of the Trust or an officer or director of the Distributor or Manager is an officer or director or otherwise financially interested.

10.3. Securities and Cash of the Trust to be held by Custodian Subject to Certain Terms and Conditions.

(a) All securities and cash owned by the Trust shall be held by or deposited with one or more banks or trust companies having (according to its last published report) not less than $1,000,000 aggregate capital, surplus and undivided profits (any such bank or trust company being hereby designated as “Custodian”), provided such a Custodian can be found ready and willing to act; subject to such rules, regulations and orders, if any, as the Securities and Exchange Commission may adopt, the Trust may, or may permit any Custodian to, deposit all or any part of the securities owned by the Trust in a system for the central handling of securities pursuant to which all securities of any particular class or series of any issue deposited within the system may be transferred or pledged by bookkeeping entry, without physical delivery. The Custodian may appoint, subject to the approval of the Trustees, one or more subcustodians.

(b) The Trust shall enter into a written contract with each Custodian regarding the powers, duties and compensation of such Custodian with respect to the cash and securities of the Trust held by such Custodian.

Said contract and all amendments thereto shall be approved by the Trustees.

(c) The Trust shall upon the resignation or inability to serve of any Custodian or upon change of any Custodian:

(i) in case of such resignation or inability to serve, use its best efforts to obtain a successor Custodian;

(ii) require that the cash and securities owned by the Trust be delivered directly to the successor Custodian; and

(iii) in the event that no successor Custodian can be found, submit to the shareholders, before permitting delivery of the cash and securities owned by the Trust otherwise than to a successor Custodian, the question whether the Trust shall be liquidated or shall function without a Custodian.

10.4. Reports to Shareholders. The Trust shall send to each shareholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

10.5. Determination of Net Asset Value Per Share. Net asset value per share of the Trust shall mean: (i) the value of all the assets of the Trust; (ii) less total liabilities of the Trust; (iii) divided by the number of shares of the Trust outstanding, in each case at the time of such determinations. Except as otherwise determined by the Trustees, the net asset value per share shall be determined at least once each week as of the close of business on the last day of the week on which the New York Stock Exchange is open for trading, at such time or times that the Trustees set at least annually.

In valuing the portfolio investments of the Trust for determination of net asset value per share of the Trust, securities for which market quotations are readily available shall be valued at prices which, in the opinion of the Trustees or the person designated by the Trustees to make the determination, most nearly represent the market value of such securities, and other securities and assets shall be valued at their fair value as determined by or pursuant to the direction of the Trustees, which in the case of debt obligations, commercial paper and repurchase agreements may, but need not, be on the basis of yields for securities of comparable maturity, quality and type, or on the basis of amortized cost. Expenses and liabilities of the Trust shall be accrued each day. Liabilities may include such reserves for taxes, estimated accrued expenses and contingencies as the Trustees or their designates may in their sole discretion deem fair and reasonable under the circumstances. No accruals shall be made in respect of taxes on unrealized appreciation of securities owned unless the Trustees shall otherwise determine.

ARTICLE 11

Shareholders

11.1. Meetings. A meeting of the shareholders shall be called by the Clerk whenever ordered by the Trustees, the Chairman of the Trustees or requested in writing by the holder or holders of at least one tenth of the outstanding shares entitled to vote at such meeting. If the Clerk, when so ordered or requested, refuses or neglects for more than two days to call such meeting, the Trustees, Chairman of the Trustees or the shareholders so requesting may, in the name of the Clerk, call the meeting by giving notice thereof in the manner required when notice is given by the Clerk.

11.2. Access to Shareholder List. Shareholders of record may apply to the Trustees for assistance in communicating with other shareholders for the purpose of calling a meeting in order to vote upon the question of removal of a Trustee. When ten or more shareholders of record who have been such for at least six months preceding the date of application and who hold in the aggregate shares having a net asset value of at least $25,000 so apply, the Trustees shall within five business days either:

(i) afford to such applicants access to a list of names and addresses of all shareholders as recorded on the books of the Trust; or

(ii) inform such applicants of the approximate number of shareholders of record and the approximate cost of mailing material to them, and, within a reasonable time thereafter, mail, at the applicants' expense, materials submitted by the applicants, to all such shareholders of record. The Trustees shall not be obligated to mail materials which they believe to be misleading or in violation of applicable law.

11.3. Record Dates. For the purpose of determining the shareholders of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of the Trust having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

11.4. Proxies. The placing of a shareholder’s name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

11.5. Conduct of Meetings. The person serving as chairman of a meeting of shareholders in accordance with Article 3, Section 3.5 of these By-laws shall determine the order of business of the meeting and may prescribe such rules, regulations and procedures and take such actions as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting. For any matter to be properly before any meeting of shareholders, the matter must be a proper matter for shareholder action under the Declaration of Trust, these By-laws and applicable law and must be specifically identified in the notice of meeting or otherwise brought before the meeting in accordance with these By-laws or by or at the direction of the chairman of the meeting, in the chairman’s sole direction.

11.6. Adjournment. Any meeting of shareholders may, by action of the chairman of the meeting, be adjourned without further notice with respect to one or more matters to be considered at such meeting to a designated time and place, whether or not a quorum is present with respect to such matter; upon motion of the chairman of the meeting, the question of adjournment may be submitted to a vote of the shareholders, and in that case, any adjournment with respect to one or more matters must be approved by the vote of holders of a majority of the shares present and entitled to vote with respect to the matter or matters adjourned, and without further notice to the extent permitted by Article V, Section 2 of the Declaration of Trust. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting that are represented by broker non-votes, may, at the discretion of the proxies named therein, be voted in favor of such an adjournment.